Exhibit 99.1

Media: Peter Lucht — 781.655.2289

Investors: Ellen A. Taylor — 203.900.6854

Citizens Financial Group, Inc. to Expand Mortgage Banking Business with

Acquisition of Franklin American Mortgage Company

Creates top-15 bank-owned mortgage servicing and origination platform*

PROVIDENCE, RI (May 31, 2018) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today announced a definitive agreement to purchase the assets of Franklin American Mortgage Company (“Franklin American Mortgage”), a Franklin, Tennessee-based, highly regarded national mortgage servicing and origination firm with a leading position among private, non-bank mortgage companies. As of March 31, 2018, Franklin American Mortgage managed a $41.4 billion mortgage servicing portfolio and generated approximately $13.7 billion in annualized originations for the first quarter 2018, nearly 100 percent of which was conforming.*

The addition of Franklin American Mortgage triples the size of Citizens’ off-balance sheet mortgage servicing portfolio, providing significantly more balance sheet leverage. The transaction also more than doubles Citizens’ origination platform while significantly diversifying its origination capabilities with the addition of correspondent and wholesale channels, which complement Citizens’ strong retail capabilities. Franklin American Mortgage has made significant investments in platform innovation and its unique, proprietary technology delivers a strong competitive advantage by providing an excellent customer experience while reducing risk.

On a Combined basis, it is anticipated that upon closing Citizens will:*

•	Become a top-15 bank-owned, residential mortgage servicing and origination platform.

•	Gain significant scale in mortgage servicing by expanding its existing off-balance sheet portfolio from $20.2 billion to approximately $61.6 billion, with a total portfolio of approximately $78.9 billion, including Citizen’s existing on-balance sheet mortgage portfolio.

•	Add approximately 200,000 servicing households, more than 600 correspondent relationships and more than 1,000 wholesale-broker relationships.

•	Expand its origination presence, providing additional geographic and demographic diversity to the business mix.

•	Improve the mix of conforming originations from approximately 45% to approximately 85% with approximately 70% of combined originations represented by purchase volume.

“This transaction takes our mortgage business to the next level, expanding our reach and adding immediate scale in servicing as well as innovative correspondent and wholesale solutions,” said Brad Conner, Citizens vice chairman and Head of Consumer Banking. “Franklin American Mortgage’s strong history of excellence in customer service is a great cultural fit with our organization and we are excited to welcome a new group of colleagues to Citizens.”

*	Annualized servicing portfolio data and origination volumes as of and for the three month period ended March 31, 2018. Combined data as of March 31, 2018. ROTCE, efficiency ratio and EPS accretion data are presented before the impact of an estimated $30-45 million in after-tax integration costs, to be incurred over approximately an 18-month timeframe and reflect Bloomberg consensus estimates for CFG as of May 25, 2018, and management estimates for Franklin American Mortgage. Earnback calculated using the crossover method. Estimated CET1 reduction impact includes estimated day-1 integration costs compared with CFG’s 2Q18 outlook of ~11.2% and reflects 100% RWA treatment for Franklin American Mortgage’s mortgage servicing rights as of April 30, 2018. Total combined mortgage servicing portfolio includes loans held on Citizen’s balance sheet. Combined origination to purchase volume mix reflects 2018 expectations. Net book value of assets to be acquired and liabilities as of April 30, 2018. Net book value of assets and liabilities as of the closing date will differ. Expect goodwill and intangibles of ~$95 million at closing. Mortgage rankings as of 4Q17, Inside Mortgage Finance Publications, Inc.

Citizens Financial Group, Inc.

“We are extremely pleased with the financial and strategic opportunities the acquisition of Franklin American Mortgage creates for Citizens,” said John F. Woods, Citizens Chief Financial Officer. “This transaction fits perfectly with our objective of improving shareholder returns and delivering against our key strategic imperatives. The combined platform will provide significant additional fee income opportunities with enhanced channel diversification, as well as opportunities to realize efficiency gains. The transaction is expected to be modestly accretive to second half 2018 and approximately 3% accretive to 2020 earnings per share, with an earnback period of less than three years. Additionally, our strong capital position provides us the flexibility to support continued organic growth across our platform and attractive capital returns to shareholders, while still remaining opportunistic around compelling acquisition opportunities in the fee income space. We expect this transaction to deliver a mid-teens return on invested capital with an internal rate of return of more than 20%.”

The combined mortgage business will be led by Eric Schuppenhauer, current Citizens President of Home Mortgage. Following the completion of the transaction Scott Tansil, Chief Financial Officer and Chief Operating Officer, of Franklin American Mortgage will lead the acquired correspondent and wholesale origination businesses headquartered in Franklin, Tennessee.

“We view this transaction as an opportunity to add scale and capital to the outstanding platform and customer-centric culture that our employees have created,” said Dan Crockett, owner, President and Chief Executive Officer of Franklin American Mortgage. “Citizens shares our deep and enduring focus on delivering for customers, as well as our strong commitment to colleagues and communities, which Franklin American Mortgage employees have long embraced. Together, we’ll be able to increase our positive impact on customers and grow the business platforms that are a great source of pride for us.”

Franklin American Mortgage has approximately 900 employees and Citizens expects to maintain a significant presence in Tennessee and Texas associated with the expanded distribution platform of the combined business. Dan Crockett will remain involved in the business in an advisory role with Citizens Home Mortgage.

Under the terms of the asset purchase agreement,* Citizens’ wholly-owned subsidiary, Citizens Bank, N.A., will purchase assets with a net book value of approximately $488 million, which includes a mortgage servicing rights portfolio valued at $550 million, for $511 million in cash, or approximately 1.1 times tangible book value. The transaction is expected to improve fee income, produce attractive returns and have a crossover earnback period of less than three years. The transaction is expected to reduce the company’s Basel III common equity tier one ratio by approximately 18 basis points at the transaction close. This transaction has no impact on the execution of Citizens’ previously announced planned share repurchases under its 2017 capital plan. The company expects to achieve annual expense synergies of approximately $50 million by 2020 with total estimated after-tax integration costs of $30 to $45 million.* Return on average tangible common equity accretion is expected to be approximately 30 basis points in 2019 and approximately 45 basis points in 2020 with earnings per diluted common share accretion of approximately 2% in 2019 and approximately 3% in 2020. The transaction is expected to close in the third quarter of 2018, subject to customary closing terms and conditions and regulatory approval.

Debevoise & Plimpton, LLP is serving as legal advisor to Citizens. Morgan Stanley & Co., LLC acted as financial advisor to Franklin American Mortgage on the transaction. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC acted as legal advisor to Franklin American Mortgage on the transaction.

Citizens Financial Group, Inc.

Additional Information

A presentation providing additional information on the transaction is available at http://investor.citizensbank.com/about-us/investor-relations/events-and-presentations/2018.aspx.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

Citizens Financial Group, Inc.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $153.5 billion in assets as of March 31, 2018. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,300 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products, and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

About Franklin American Mortgage Company

Franklin American Mortgage is a privately held mortgage banking firm headquartered in Franklin, Tenn. and licensed to provide residential mortgages across the nation. For nearly a quarter of a century, Franklin American Mortgage has been an industry leader committed to helping families and individuals achieve their dreams of homeownership. For more information about the company and its services, please go to www.franklinamerican.com. Equal Housing Lender, Company NMLS #1599.

CFG-IR

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